UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)

OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

TELMEX INTERNACIONAL, S.A.B. DE C.V.

(Name of Subject Company)

AMÉRICA MÓVIL, S.A.B. de C.V.

(Offeror)

CARLOS SLIM HELÚ

CARLOS SLIM DOMIT

MARCO ANTONIO SLIM DOMIT

PATRICK SLIM DOMIT

MARÍA SOUMAYA SLIM DOMIT

VANESSA PAOLA SLIM DOMIT

JOHANNA MONIQUE SLIM DOMIT

(Ultimate Controlling Persons of Offeror)

(Name of Filing Persons)

Series L Shares, without par value,

American Depositary Shares, each of which represents 20 Series L Shares,

Series A Shares, without par value, and

American Depositary Shares, each of which represents 20 Series A Shares

(Title of Class of Securities)

(Series L Shares)

879690105 (American Depositary Shares)

(Series A Shares)

879690204 (American Depositary Shares)

(CUSIP Number of Class of Securities)

Lago Alberto 366

Colonia Anáhuac

Edificio Telcel I, Segundo Piso

11320 México, D.F., México

Telephone: (5255) 2581-4411

with copies to

Nicolas Grabar, Esq.

Daniel Sternberg, Esq.

Duane McLaughlin, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(Name, Addresses and Telephone Numbers of Persons Authorized to Receive Notices and Communications on Behalf of Filing Persons)

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$3,206,031,350.29	$228,590.04

(1)	Estimated solely for the purpose of calculating the transaction valuation pursuant to Rule 0-11(d). The amount is equal to the sum of (A) the product of (i) U.S.$0.93, the average of the high and low sale prices per American depositary share (representing 20 Telmex Internacional, S.A.B. de C.V. Series A Shares) as reported on the New York Stock Exchange on May 5, 2010, divided by 20 and (ii) 301,661,031 and (B) the product of (i) U.S.$0.93, the average of the high and low sale prices per American depositary share (representing 20 Telmex Internacional, S.A.B. de C.V. Series L Shares) as reported on the New York Stock Exchange on May 5, 2010, divided by 20, and (ii) 6,772,090,529; less U.S.$3,372,557,600.51, the estimated aggregate amount of cash to be paid by América Móvil in connection with the TII Offer (as defined herein).
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(d) of the Securities Exchange Act of 1934, equals 0.00007130 of the transaction valuation.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	$228,590.04	Filing Party:	América Móvil, S.A.B. de C.V.
Form or Registration No:	Form F-4	Date Filed:	May 11, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is being filed by América Móvil, S.A.B. de C.V. (“América Móvil”) and relates to the third party tender offer (the “U.S. Offer”) to acquire any and all of (i) the outstanding Series L Shares, without par value (the “TII L Shares”), of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”) that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), (ii) the outstanding Series A Shares, without par value (the “TII A Shares” and together with the TII L Shares, the “TII Shares”), of Telmex Internacional that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), (iii) the outstanding Series L American Depositary Shares of Telmex Internacional, each of which represents 20 TII L Shares (the “TII L ADSs”), from all holders, wherever located, and (iv) the outstanding Series A American Depositary Shares of Telmex Internacional, each of which represents 20 TII A Shares, (the “TII A ADSs” and together with the TII L ADSs, the “TII ADSs”), from all holders, wherever located. The U.S. Offer is being made on the terms and subject to the conditions set forth in the offer to purchase and prospectus dated May 11, 2010 (the “Prospectus”) attached hereto as Exhibit (a)(4)(i) and incorporated herein by reference, and the related Forms of Acceptance, ADS Letters of Transmittal and Notices of Guaranteed Delivery attached hereto as Exhibits (a)(1)(i) through (a)(1)(vi), and incorporated herein by reference. Concurrently with the U.S. Offer, América Móvil is making a separate offer in Mexico to purchase TII Shares from all holders of TII Shares, wherever located, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in such offer (the “Mexican Offer”). Unless otherwise defined herein, capitalized terms used in this Schedule TO shall have the meaning given to them in the Prospectus. The information set forth in the Prospectus and the related ADS Letters of Transmittal is incorporated herein by reference with respect to Items 1-11 of this Schedule TO.

ITEM 12.	EXHIBITS.

(a)(1)(i)	Form of Acceptance for Telmex Internacional Series L Shares (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(ii)	Form of Acceptance for Telmex Internacional Series A Shares (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(iii)	ADS Letter of Transmittal (TII L ADSs) (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(iv)	ADS Letter of Transmittal (TII A ADSs) (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(v)	Notice of Guaranteed Delivery (TII L ADSs) (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(vi)	Notice of Guaranteed Delivery (TII A ADSs) (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(vii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs) (incorporated herein by reference to Exhibit 99.7 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(viii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs) (incorporated herein by reference to Exhibit 99.8 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(ix)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs) (incorporated herein by reference to Exhibit 99.9 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(x)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs) (incorporated herein by reference to Exhibit 99.10 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(4)(i)	Prospectus dated May 11, 2010 (incorporated herein by reference to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(5)(i)	AMX L Share Deposit Agreement (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(h)(i)	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding certain United States federal income tax matters (incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(h)(ii)	Opinion of Bufete Robles Miaja, S.C. regarding the validity of the TII Securities (incorporated herein by reference to Exhibit 5.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:	/S/ DANIEL HAJJ ABOUMRAD
Name:	Daniel Hajj Aboumrad
Title:	Chief Executive Officer

Date:	May 11, 2010

By:	/S/ CARLOS GARCIA MORENO ELIZONDO
Name:	Carlos García Moreno Elizondo
Title:	Chief Financial Officer

Date:	May 11, 2010

By:	/S/ ALEJANDRO CANTÚ JIMÉNEZ
Name:	Alejandro Cantú Jiménez
Title:	General Counsel

Date:	May 11, 2010

/S/ CARLOS SLIM HELÚ
Name:	Carlos Slim Helú

Date:	May 11, 2010

/S/ CARLOS SLIM DOMIT
Name:	Carlos Slim Domit

Date:	May 11, 2010

/S/ MARCO ANTONIO SLIM DOMIT
Name:	Marco Antonio Slim Domit

Date:	May 11, 2010

/S/ PATRICK SLIM DOMIT
Name:	Patrick Slim Domit

Date:	May 11, 2010

/S/ MARÍA SOUMAYA SLIM DOMIT
Name:	María Soumaya Slim Domit

Date:	May 11, 2010

/S/ VANESSA PAOLA SLIM DOMIT
Name:	Vanessa Paola Slim Domit

Date:	May 11, 2010

/S/ JOHANNA MONIQUE SLIM DOMIT
Name:	Johanna Monique Slim Domit

Date:	May 11, 2010

EXHIBIT INDEX

(a)(1)(i)	Form of Acceptance for Telmex Internacional Series L Shares (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(ii)	Form of Acceptance for Telmex Internacional Series A Shares (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(iii)	ADS Letter of Transmittal (TII L ADSs) (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(iv)	ADS Letter of Transmittal (TII A ADSs) (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(v)	Notice of Guaranteed Delivery (TII L ADSs) (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(vi)	Notice of Guaranteed Delivery (TII A ADSs) (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(vii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs) (incorporated herein by reference to Exhibit 99.7 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(viii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs) (incorporated herein by reference to Exhibit 99.8 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(ix)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs) (incorporated herein by reference to Exhibit 99.9 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(x)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs) (incorporated herein by reference to Exhibit 99.10 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(4)(i)	Prospectus dated May 11, 2010 (incorporated herein by reference to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(5)(i)	AMX L Share Deposit Agreement (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(h)(i)	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding certain United States federal income tax matters (incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(h)(ii)	Opinion of Bufete Robles Miaja, S.C. regarding the validity of the TII Securities (incorporated herein by reference to Exhibit 5.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

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